NATION ENERGY INC.

RPO Box 60610 Granville Park

Vancouver, British Columbia

Canada  V6H 4B9

Tel: 604-331-3399

Nation Energy Inc. Announces New President and Chief Executive Officer and New Chairman of its Board of Directors

Vancouver, September 21, 2015 – Nation Energy Inc. (OTCQB:NEGY) (the “Company”) is pleased to announce that it has appointed Mr. Marc A. Bruner as President and Chief Executive Officer of the Company, and Mr. David N. Siegel as Chairman of the Company’s Board of Directors.  Mr. John R. Hislop has resigned from such positions, effective immediately. Mr. Hislop’s resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Bruner is the current Chief Executive Officer and Chairman of the Board of Directors of Paltar Petroleum Limited, an Australian oil and gas exploration company.  Previously, Mr. Bruner was the founding Chairman of the Board of Directors of Ultra Petroleum, an NYSE listed natural gas company focused on tight sand development in the Green River Basin of Wyoming, and served in such capacity from January 1996 to January 1999.  Mr. Bruner was self-employed as an oil and gas consultant through his company, Resource Venture Management AG, from February 1999 through October 2004.  Mr. Bruner co-founded Pennaco Energy, Inc., a coal bed methane company, in 1997, and RIS Resources International, a natural gas company, in 1996.  He served as a director of RIS Resources International until late 1997.  Mr. Bruner has also served as Chairman of the Board of Gasco Energy, Inc., as well as a director and as a member of the Executive Committee of the Board of Gasco Energy, Inc. from February 2001 to 2010.  Mr. Bruner served as Chairman, CEO and President of Falcon Oil & Gas Ltd. (“Falcon”) between November 2004 and September 2010.  Mr. Bruner also previously served as Chairman, Chief Executive Officer and President of Mako Energy Corporation, a subsidiary of Falcon, between November 2004 and September 2010.  He also served as Chairman of the Board of Directors of Falcon Oil & Gas Australia Limited, a subsidiary of Falcon, from April 2005 through September 2010.

Mr. Siegel was CEO of Frontier Airlines from January 2012 to May of 2015.  From June of 2010 until December of 2011, Mr. Siegel was managing partner of Hyannis Port Capital, Inc.  Mr. Siegel served as chairman and chief executive officer of XOJET, Inc., a TPG Growth backed private aviation company, from October of 2008 to May of 2010.  From June of 2004 to September of 2008, Mr. Siegel served as chairman and chief executive officer of Gategroup, A.G., a Zurich based global company, which Mr. Siegel transformed from its core airline catering business to become a complete above-the-wing solutions provider.  At Gategroup, Mr. Siegel stepped down as Chairman in April 2009, and remained an ordinary board member until April 2014.  Mr. Siegel recently served as a board member of URS Corporation (NYSE: URS) and for the past eight years has served on the Advisory Board of Trilantic Capital Partners, formerly Lehman Brothers Private Equity.  Mr. Siegel earned a master’s degree in business administration from Harvard Business School, with first-year honors, and a Bachelor of Science degree, magna cum laude, in applied mathematics-economics from Brown University.

For further information, please contact the Company at 604-331-3399.